IP GLOBAL VOICE, INC.



                    Stock Purchase Agreement





                         August 26, 2003

                        TABLE OF CONTENTS

                                                             Page






     Schedule A     -    Investment Commitment
     Exhibit A -    Convertible Note
     Exhibit B -    Company Warrant
     Exhibit C -    Swap Stock Preferred Warrant
     Exhibit D -    Shareholders Agreement
     Exhibit E -    Capitalization of the Company
                      IP GLOBAL VOICE, INC.

                          COMMON STOCK

                       PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 26th day of August, 2003, by and between IP GLOBAL VOICE, INC., a Delaware corporation (the "Company"), and IP VOICE
COMMUNICATIONS, INC., a Nevada corporation ("IPVC").

                            RECITALS

     A. IPVC desires to acquire six million (6,000,000) shares of the issued and outstanding common stock, $0.0001 par value, of the Company (the "Commitment Stock"), two million two hundred fifty thousand (2,250,000) shares of its common stock (the "Swap Stock") and a Common Stock purchase warrant (the "Company Warrant") entitling the holder to purchase one million (1,000,000) shares of Common Stock for an aggregate purchase price of one dollar ($1.00), and the Company wishes to issue to IPVC such securities, which, upon the Closing (as defined below) shall represent fifty-one percent (51%) of the issued and outstanding capital stock of the Company on a fully diluted basis (the "Majority Block").

B. In exchange for the Commitment Stock and the Swap Stock, IPVC shall lend to the Company five hundred thousand dollars ($500,000) and shall commit to invest an additional four million five hundred forty thousand dollars ($4,540,000) on or before March 31, 2004.
C. The parties also desire to enter into a shareholders agreement that shall include, among other things, an agreement among the shareholders as to the constitution of the Board of Directors, restrictions on transfer of stock, and a preemptive right of IPVC with respect to issuances of new securities of the Company.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Stock.

     1.1 Sale and Issuance of Securities by the Company. Subject to the terms and conditions of this Agreement, IPVC agrees to purchase at the Closing and the Company agrees to sell and issue to IPVC at the Closing the following securities:

     (a) A convertible promissory note (the "Convertible Note") in the form attached hereto as Exhibit A in the total principal amount of five hundred thousand dollars ($500,000); and

     (b)  Six million (6,000,000) shares of Common Stock (the
     "Commitment Stock"); and

     (c) A Common Stock purchase warrant (the "Company Warrant") entitling the holder to purchase one million (1,000,000) shares of Common Stock for an aggregate purchase price of one dollar
($1.00) in the form attached hereto as Exhibit B; and

     (d) Two million two hundred fifty thousand (2,250,000) shares of Common Stock (the "Swap Stock").

     The Commitment Stock and the Swap Stock shall be nontransferable until performance by IPVC of the Investment
Commitment and the Company shall maintain "stop transfer" instructions with its transfer agent until such time as the Investment Commitment has been performed.

     1.2 Sale and Issuance of Securities and other Consideration by IPVC. Subject to the terms and conditions of this Agreement, IPVC agrees to tender the cash indicated below in exchange for the Convertible Note and the Company agrees to purchase at the Closing and IPVC agrees to sell and issue to the Company at the Closing the following securities and other consideration:

     (a) Cash in the aggregate amount of four hundred thousand dollars ($400,000) and the cancellation of an outstanding note
(the "Note") in the principal amount of one hundred thousand dollars ($100,000) to the order of IPVC.; and

(b) a commitment (the "Investment Commitment") to invest in the Company an additional four million five hundred thousand dollars ($4,500,000) on or before March 31, 2004, on the terms and conditions set forth on Schedule A, which is hereby made a part of this Agreement; and
     (c) a warrant (the "Swap Stock Preferred Warrant") to purchase an amount of convertible preferred stock of IPVC for an aggregate purchase price of one dollar ($1.00), with dividend and liquidation preference over all other series of capital stock of IPVC issued subsequent to the Swap Stock Preferred Warrant, equal to the number of shares of Swap Stock issued by the Company multiplied by $0.85 per share, such that the Company shall receive IPVC convertible preferred stock with a value (assuming conversion to common stock) of one million nine hundred twelve thousand five hundred dollars ($1,912,500), subject to pro-rata adjustment in the event of a Company financing at a pre-money valuation lower than $10,290,000, in the form attached hereto as Exhibit C. The Swap Stock Preferred Warrant shall not be exercisable unless and until IPVC performs its Investment Commitment, and shall remain exercisable for one year thereafter.

     1.3  Closing

     . The transactions contemplated by this Agreement shall take place at the offices of IP Global Voice, Inc., 505 Montgomery Street, 11th Floor, San Francisco, California, at 10:00 a.m. on September 15, 2003, or at such other time and place as the Company and IPVC shall mutually agree, either orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company and IPVC shall deliver to each other certificates representing shares, note and warrant instruments and cash as outlined above and in Sections 4 and 5, below. IPVC shall surrender to the Company for cancellation at the Closing the Note and/or shall execute an instrument of cancellation in form and substance acceptable to the Company.

     1.4  Forfeiture of Commitment Stock and Swap Stock and
Termination of Swap Stock Preferred Warrant.   In the event that,
on March 31, 2004, IPVC has not performed its Investment Commitment (as set forth in detail on Schedule A), the Commitment Stock and the Swap Stock shall be forfeited back to the Company and IPVC shall have no rights to securities of the Company thereby and the Swap Stock Preferred Warrant shall terminate and the Company shall have no rights to securities of IPVC thereby. The Commitment Stock, the Swap Stock and the Swap Stock Preferred Warrant shall be held in escrow, maintained by counsel for the Company, until the Investment Commitment has been performed by IPVC.

     2.   Representations, Warranties and Covenants of the Company

     . The Company hereby represents, warrants and covenants to IPVC that:

     2.1  Organization; Good Standing; Qualification

     . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Convertible Note, the Commitment Stock, the Company Warrant, the Shareholders Agreement, and any other agreement to which the Company is a party, the execution and delivery of which is contemplated hereby (the "Ancillary Agreements"), to issue and sell the Commitment Stock, the Swap Stock and the Common Stock issuable upon exercise of the Company Warrant, and to carry out the provisions of this Agreement, the Shareholders Agreement and any Ancillary Agreement. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition.

     2.2  Authorization

     . All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement and any Ancillary Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, issuance (or reservation for issuance), sale and delivery of the Commitment Stock, the Swap Stock and the Company Warrant being sold hereunder and the Common Stock issuable upon exercise of the Company Warrant has been taken or will be taken prior to the Closing, and this Agreement, the Shareholders Agreement and any Ancillary Agreement, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     2.3  Valid Issuance of Preferred and Common Stock

     . The Commitment Stock, Swap Stock and the Company Warrant that is being purchased by IPVC hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conver sion of the Company Warrant purchased under this Agreement has been duly and validly reserved for issuance and, upon exercise in accordance with the Company Warrant (Exhibit B) will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable state and federal securities laws.

     2.4  Governmental Consents

     . No consent, approval, qualification, order or authoriza tion of, or filing with, any local, state or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement, the offer, sale or issuance of the Commitment Stock, the Swap Stock or the Company Warrant by the Company or the issuance of Common Stock upon exercise of the Company Warrant, except such filings as have been made prior to the Closing, except that any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

     2.5  Capitalization and Voting Rights

     . The authorized capital of the Company consists, or will consist prior to the Closing, of:

     (a) Preferred Stock. No preferred stock of the Company has been authorized, issued or is outstanding.

(b) Common Stock. Ten million (10,000,000) shares of common stock ("Common Stock"), par value $.0001, of which six million nine hundred thousand (6,900,000) shares are issued and outstanding.
(c) The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Except for (i) an aggregate of two million one hundred thousand (2,100,000) shares of Common Stock reserved for purchase upon exercise of options to be granted in the future to employees, directors and consultants pursuant to the Company's 2003 Stock Option Plan (the "Company Plan"), there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements for the purchase or acquisition from the Company of any shares of its capital stock. Except for the Shareholders Agreement, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.
     2.6 Taxes. All taxes due or payable by the Company, and all interest and penalties thereon, whether disputed or not, other than taxes which are not yet due and payable, have been paid in full. All tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects.

     2.7  Litigation
     . There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against the Company or any officer or director of the Company, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise, which, if decided adverse to the Company, would have a material impact on the Company. The Company has not received any complaints from any of its customers or suppliers within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential adverse effect on the assets, prospects, operations, employee relations, rights or condition of the Company's business.

     2.8 Proprietary Rights. The Company owns or is licensed or is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, if any, and any applications or registrations, and all inventions, mask work layouts, net lists, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, used by the Company in its business as of the Closure Date or proposed to be used in the business without any conflict with or infringement of the rights of others (collectively, the "Company Proprietary Rights").


     2.9  Disclosure

     . The Company has provided IPVC with all the information reasonably available to the Company without undue expense that IPVC has requested for deciding whether to engage in the transaction described in this Agreement and all information that the Company believes is reasonably necessary to enable IPVC to make such decision. To the best of the Company's knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.10 Offering

     . Subject in part to the truth and accuracy of IPVC's representations set forth in this Agreement, the offer, sale and issuance of the securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.11  Changes.

     To the best knowledge of the Company, since the date of incorporation of the Company, there has not been any event or condition of any type that has materially and adversely affected the business, properties, prospects or financial condition of the Company.

     2.12 Purchase Entirely for Own Account.

     This Agreement is made with the Company in reliance upon the Company's representation to IPVC that the Swap Stock Preferred Warrant be purchased by the Company and the preferred stock issuable upon exercise of the Swap Stock Preferred Warrant (collectively, the "IPVC Securities") will be acquired for investment for the Company's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Company has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Company further represents that the Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the IPVC Securities.

     2.13 Reliance Upon the Company's Representations.

     The Company understands that the IPVC Securities are not, and any preferred stock or common stock acquired on exercise thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that IPVC's reliance on such exemption is based on the Company's representations set forth herein. The Company realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Company has in mind merely acquiring the IPVC Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Company has no such intention.

     2.14 Receipt of Information.

     The Company believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the IPVC Securities. The Company further represents that it has had an opportunity to ask questions and receive answers from IPVC regarding the terms and conditions of the offering of the IPVC Securities and the business, properties, prospects and financial condition of IPVC and to obtain additional information (to the extent IPVC possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Company or to which the Company had access. The foregoing, however, does not limit or modify the representations and warranties of IPVC in Section 3 of this Agreement or the right of the Company to rely thereon.

     2.15 Investment Experience.

     The Company represents that the Company is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that the Company is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the IPVC Securities. The Company also represents it has not been organized for the purpose of acquiring the IPVC Securities.

     2.16 [Reserved].

     2.17 Restricted Securities.

     The Company understands that the IPVC Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the IPVC Securities or an available exemption from registration under the Securities Act, the IPVC Securities must be held indefinitely.

     2.18 Legends.

     To the extent applicable, each certificate or other document evidencing the IPVC Securities shall be endorsed with the legends set forth below, and the Company covenants that, except to the extent such restrictions are waived by IPVC, the Company shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

     (d)  The following legend under the Act:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
     NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
     ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND
     MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND
     QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF
     FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS
     PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE
     COMPANY THAT REGISTRATION AND QUALIFICATION UNDER
     FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED."

     (e) Any legend imposed or required by IPVC's Certificate of Incorporation, Bylaws, or shareholders' agreement that may be in place from time to time or applicable state securities laws.

     2.19 Covenants of the Company. Until the earliest to occur of 1) such time as the Commitment Stock and the Swap Stock is forfeited in accordance with the provisions of Section 1.4, and
2) until such time as the Convertible Note has been converted into equity securities of the Company, without the prior written consent of IPVC, the Company shall not:

     (f) license or sub-license any of its intellectual property, except in the ordinary course of its business;

     (g) make any capital expenditures outside of the ordinary course of business in excess of $25,000;

     (h) incur any debt outside of the ordinary course of business in excess of $25,000 (specifically excluding vendor debt), unless such debt is necessary to maintain the viability of the Company;
and

     (i) consummate a merger or sale of all or substantially all of its assets.

     2.20 Assets.     As of the Closing, the Company shall hold
all assets of IP Effect, LLC deemed material by the Company including, but not limited to, the management team, with their skills, experience and relationships, marketing materials and other assets. No representation is provided herein with respect to specific contracts or accounts of IP Effect, LLC.

     3.   Representations, Warranties  and Covenants of IPVC.

     IPVC hereby represents, warrants and covenants to the Company that:

     3.1      Organization; Good Standing; Qualification

     . IPVC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Stock Swap Preferred Warrant, the Shareholders Agreement, and any other agreement to which the Company is a party, the execution and delivery of which is contemplated hereby (the "Ancillary Agreements"), to issue and sell the preferred stock issuable upon exercise of the Stock Swap Preferred Warrant, and to carry out the provisions of this Agreement, the Shareholders Agreement and any Ancillary Agreement. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition.

     3.2  Authorization

     . All corporate action on the part of IPVC, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement and any Ancillary Agreement, the performance of all obligations of IPVC hereunder and thereunder at the Closing and the authorization, issuance (or reservation for issuance), sale and delivery of the Swap Stock Preferred Warrant being sold hereunder and the preferred stock issuable upon exercise of the Swap Stock Preferred Warrant has been taken or will be taken prior to the Closing, and this Agreement, the Shareholders Agreement and any Ancillary Agreement, when executed and delivered, will constitute valid and legally binding obligations of IPVC, enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3  Valid Issuance of Preferred Stock

     . The preferred stock issuable upon exercise of the Swap Stock Preferred Warrant purchased under this Agreement has been duly and validly reserved for issuance and, upon exercise in accordance with the Swap Stock Preferred Warrant (Exhibit C) will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

     3.4  Governmental Consents

     . No consent, approval, qualification, order or authoriza tion of, or filing with, any local, state or federal governmental authority is required on the part of IPVC in connection with IPVC's valid execution, delivery or performance of this Agreement, the offer, sale or issuance of the Swap Stock Preferred Warrant by IPVC or the issuance of preferred stock upon exercise of the Swap Stock Preferred Warrant, except such filings as have been made prior to the Closing, except that any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

     3.5  Capitalization and Voting Rights

     . The authorized capital of IPVC consists, or will consist prior to the Closing, of:

          (a)   Preferred Stock.  ____________________________.

          (b) Common Stock. __________ shares of common stock ("Common Stock"), par value $____, of which __________ shares are issued and outstanding.

(c) The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Except for (i) the con version privileges of the Series __ Preferred Stock, and
(iii) __________________________, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements for the purchase or acquisition from IPVC of any shares of its capital stock. IPVC is not a party or subject to any agreement or under standing, and, to the best of IPVC's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of IPVC.
     3.6 Taxes. All taxes due or payable by IPVC, and all interest and penalties thereon, whether disputed or not, other than taxes which are not yet due and payable, have been paid in full. All tax returns, statements, reports, forms and other documents required to be filed in connection therewith have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects.

     3.7  Litigation
     . There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or threatened against IPVC or any officer or director of IPVC, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise, which, if decided adverse to IPVC, would have a material impact on IPVC. IPVC has not received any complaints from any of its customers or suppliers within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential adverse effect on the assets, prospects, operations, employee relations, rights or condition of IPVC's business.

     3.8 Proprietary Rights. IPVC owns or is licensed or is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, if any, and any applications or registrations, and all inventions, mask work layouts, net lists, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, used by IPVC in its business as of the Closure Date or proposed to be used in the business without any conflict with or infringement of the rights of others (collectively, the "IPVC Proprietary Rights").


     3.9  Disclosure

     . IPVC has provided the Company with all the information reasonably available to IPVC without undue expense that the Company has requested for deciding whether to engage in the transaction described in this Agreement and all information that IPVC believes is reasonably necessary to enable the Company to make such decision. To the best of IPVC's knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     3.10 Offering

     . Subject in part to the truth and accuracy of the Company's representations set forth in this Agreement, the offer, sale and issuance of the IPVC Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither IPVC nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.11 Changes.  To the best knowledge of IPVC, since May 15,
2003,, there has not been any event or condition of any type that has materially and adversely affected the business, properties or financial condition of IPVC.

     3.12 Purchase Entirely for Own Account.

     This Agreement is made with the Company in reliance upon IPVC's representation to the Company that the Commitment Stock, the Swap Stock and the Company Warrant to be purchased by IPVC and the Common Stock issuable upon exercise of the Company Warrant (collectively, the "Company Securities") will be acquired for investment for IPVC's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that IPVC has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, IPVC further represents that IPVC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any Company Securities.

     3.13 Reliance Upon IPVC's Representations.

     IPVC understands that the Company Securities are not, and any Common Stock acquired on exercise thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that the Company's reliance on such exemption is based on IPVC's representations set forth herein. IPVC realizes that the basis for the exemption may not be present if, notwithstanding such representations, IPVC has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. IPVC has no such intention.

     3.14 Receipt of Information.

     IPVC believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Company Securities. IPVC further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Company Securities and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to IPVC or to which IPVC had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of IPVC to rely thereon.

     3.15 Investment Experience.

     IPVC represents that IPVC is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that IPVC is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company Securities. IPVC also represents it has not been organ ized for the purpose of acquiring the Company Securities.

     3.16 [Reserved].

     3.17 Restricted Securities.

     IPVC understands that the Company Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Securities or an available exemption from registration under the Securities Act, the Company Securities must be held indefinitely. In particular, IPVC is aware that the Company Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.

     3.18 Legends.

     To the extent applicable, each certificate or other document evidencing the Company Securities shall be endorsed with the legends set forth below, and IPVC covenants that, except to the extent such restrictions are waived by the Company, IPVC shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

     (j)  The following legend under the Act:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
     NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
     ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND
     MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND
     QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF
     FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS
     PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE
     COMPANY THAT REGISTRATION AND QUALIFICATION UNDER
     FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED."

     (k) Any legend imposed or required by the Company's Certificate of Incorporation or Bylaws or applicable state securities laws.

     (l) In addition, the certificates representing the Commitment Stock and the Swap Stock shall bear the following additional legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING PROVISIONS CONTAINED IN A SHAREHOLDERS AGREEMENT ENTERED INTO BY ALL OF THE SHAREHOLDERS OF THE COMPANY, ARE SUBJECT TO A RISK OF FORFEITURE CONTAINED IN A STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER AND ARE FURTHER SUBJECT TO A STOP ORDER IMPOSED BY THE COMPANY ON THE SECURITIES AND MAY NOT BE TRANSFERRED EXCEPT UPON THE EXPRESS WRITTEN CONDITION OF THE COMPANY."

     3.19 Covenants of IPVC. Until such time as IPVC has performed the Investment Commitment, IPVC shall not engage in "competition" with the Company, whether directly, indirectly through a third party or otherwise. For purposes of this covenant, "competition" shall mean owning more than a five percent (5%) equity interest in, operating, managing, advising, being employed by, or providing consulting services to any person, enterprise, firm, or corporation which is engaged in the IP Centrex business.

     4.   Conditions of IPVC's Obligations at Closing.

     The obligations of IPVC under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective unless consented thereto in writing:

     4.1  Representations and Warranties.

     The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

     4.2  Performance.

     The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before the Closing.

     4.3  Compliance Certificate.

     The President of the Company shall deliver to IPVC at the Closing a certificate certifying that the conditions specified in Sections __, __, __ and __ have been fulfilled.

     4.4 Board Approval. IPVC shall have received evidence of approval of the transactions contemplated by this agreement from the Board of Directors of the Company in a form satisfactory to IPVC.

     4.5        Proceedings and Documents.

     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to IPVC's special counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     4.6 Convertible Note. The Company shall have executed and delivered to IPVC the Convertible Note in the form attached hereto as Exhibit A.

4.7 The Commitment Stock Certificate. The Company shall issue to IPVC a Common Stock certificate representing six million shares of Common Stock in a form satisfactory to IPVC.
4.8 The Company Warrant. The Company shall have executed and delivered to IPVC the Company Warrant in the form attached hereto as Exhibit B.
     4.9 The Swap Stock Certificate. The Company shall issue to IPVC a Common Stock certificate representing two million two hundred fifty thousand (2,250,000) shares of Common Stock in a form satisfactory to IPVC.

          4.10           Shareholders Agreement

     . The Company and each shareholder of the Company, including IPVC, shall have entered into the Shareholders
Agreement in the form attached hereto as Exhibit D.

     4.11 Capitalization Table.  The Capitalization of the
Company at the Closing shall be as set forth on Exhibit E.



     5.   Conditions of the Company's Obligations at Closing

     . The obligations of the Company to IPVC under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by IPVC:

     5.1  Representations and Warranties.

     5.2 The representations and warranties of IPVC contained in Section __ shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.3  Performance.
     IPVC shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before the Closing.

     5.4  Compliance Certificate.

     The President of IPVC shall deliver to IPVC at the Closing a certificate certifying that the conditions specified in Sections
__,__,__ and __ have been fulfilled.

     5.5 Board Approval. The Company shall have received evidence of approval of the transactions contemplated by this agreement from the Board of Directors of IPVC in a form satisfactory to the Company.

5.6 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state including, without limitation, the National Association of Securities Dealsers ("NASD") and the National Association of Securities Dealers Automated Quotation system ("Nasdaq") that are required in connection with the transactions contemplated by this Agreement shall be duly obtained and effective as of the Closing.
5.7  Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to special counsel for the Company, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     5.8 Cash. The Company shall have received from IPVC, by certified check or wire transfer satisfactory to special counsel for the Company, the amount of four hundred thousand dollars
($400,000).

     5.9 Investment Commitment. IPVC shall have entered into the Investment Commitment as set forth in Schedule A.

     5.9 Swap Stock Preferred Warrant. IPVC shall have entered into the Swap Stock Warrant in the form attached hereto as Exhibit C.

     5.10 Shareholders Agreement

     . The Company and each shareholder of the Company, including IPVC, shall have entered into the Shareholders
Agreement in the form attached hereto as Exhibit D.

     5.11 Capitalization Table.  The Capitalization of the
Company at the Closing, and as anticipated after the Company's proposed institutional financing, shall be as set forth on Exhibit E.

     6.   Survival; Indemnification Against Loss

     6.1 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto. The representations and warranties made herein shall survive the Closing of the transactions contemplated hereby until the third (3rd) anniversary of the date heretof. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any party hereto pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder as of the date of such certificate or instrument.

     6.2  IPVC's Indemnification.

     (a) IPVC hereby agrees to defend and indemnify and, effective as of the Closing, does indemnify the Company, and the Company's officers, directors, employees, agents, representatives and affiliated companies against, and agrees to indemnify and hold each of them harmless from, any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses
(including attorneys' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by any of them relating to or arising out of or in connection with any or all of the following:

          (i) Any material breach or material non-fulfillment of or any material inaccuracy in any representation, warranty or covenant made by IPVC or failure by IPVC to perform any obligation or covenant to be performed by it pursuant to this Agreement or any document delivered at Closing;

(ii) Any claim by a party other than IPVC against the Company based in whole or in part on acts or omissions of IPVC prior to or subsequent to the Closing Date.
     6.3  The Company's Indemnification.

     (a) The Company hereby agrees to defend and indemnify and, effective as of the Closing, does indemnify IPVC, and IPVC's officers, directors, employees, agents, representatives and affiliated companies against, and agrees to indemnify and hold each of them harmless from, any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including attorneys' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by any of them relating to or arising out of or in connection with any or all of the following:

          (i) Any material breach or material non-fulfillment of or any material inaccuracy in any representation, warranty or covenant made by the Company or failure by the Company to perform any obligation or covenant to be performed by it pursuant to this Agreement or any document delivered at Closing (provided that the non-fulfillment of the Investment Commitment shall not constitute a ground for indemnity herein);

          (ii) Any claim by a party other than the Company against IPVC based in whole or in part on acts or omissions of The Company prior to or subsequent to the Closing Date

     6.4  Indemnification Procedures.

     (a) Promptly upon obtaining knowledge of any claim, event, statement of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Section 6 (an "indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "indemnifying Party"), setting forth the amount of the claim. The indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

     (b) Promptly after receipt of notice of any claim by a third party which might give rise to indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing specifying, in reasonable detail, the nature and amount of the claim. The Indemnifying Party shall be entitled to assume and have the sole control of the defense and settlement of such action or claim; provided, however, that:

          (i) The Indemnified Party shall be entitled to participate in the defense of such claim and, in connection therewith, to employ counsel at its own expense;

(ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that requires any action other than the payment of money.
     (c) In the event the Indemnifying Party elects to assume control of the defense of any such action in accordance with the foregoing provisions, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees, costs and expenses incurred by the Indemnified Party in connection with the defense thereof and (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party in such defense. If the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions, the Indemnified Party shall have the right to defend such claim, in which case the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnified Party shall conduct such defense in good faith and shall have the right to settle the matter with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) Except for third-party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.
     (e)  The term "Date of Notice of Claim" as used in this
Section 6 shall mean either: (1) the third business day after the date of the postmark on the registered or certified mail containing the Notice of Claim; or (2) if the Notice of Claim is personally delivered, the date of such personal delivery.

     7.   Miscellaneous.

     7.1  Entire Agreement.

     This Agreement and the documents referred to herein consti tute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

     7.2  Survival of Warranties.

     The warranties, representations and covenants of the Company and IPVC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

     7.3  Successors and Assigns.

     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     7.4  Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of Delaware.

     7.5  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6  Titles and Subtitles.

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     7.7  Notices.

     Unless otherwise provided, any notice and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

     If to the Company:  IP Global Voice, Inc.
                    505 Montgomery Street, 11th Floor
                    San Francisco, CA  94111
                                   Attn:  Peter Geddis, President

     If to IPVC:         ___________________
                    ___________________
                    ___________________

     7.8  Finders' Fees.

     Each party hereto represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. IPVC agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which IPVC or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless IPVC from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     7.9  Expenses.

     Each party shall bear it own expenses with respect to the negotiation, execution, delivery and performance of this Agreement.

     7.10 Attorneys' Fees.

     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Shareholders Agreement or any Ancillary Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

     7.11 Amendments and Waivers.

     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and IPVC.

     6.12 Severability.

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                IP GLOBAL VOICE, INC.., a
                                Delaware corporation


                                By
                                     Peter Geddis, President



                                     IP VOICE COMMUNICATIONS, INC.,
                                a Nevada corporation


                                By

                                Its



                           SCHEDULE A

IPVC INVESTMENT COMMITMENT AND RIGHT TO MATCH THIRD PARTY OFFERS

IPVC shall have the right, on or before March 31, 2004, and has committed pursuant to the Agreement, to invest $4.5 million in the Company, in addition to the Convertible Note amount (the "Financing") at a pre-money valuation for the entire Company of $10,290,000. Other terms and conditions of the Financing shall be as agreed to by IPVC and the Company.
If, on or prior to December 31, 2003, IPVC has not invested an additional $4.5 million in the Company and the Company receives a term sheet from a potential investor not affiliated with IPVC for the investment of at least $1 million at a pre-money valuation that is agreed to by the board of directors of the Company (a "Third Party Offer"), then the Company shall provide written notice to IPVC of its receipt of such term sheet and a summary of the material terms thereof. IPVC shall then have a first right for 45 days to invest in the Company the same amount (net of the $500,000 loan amount and any other amounts that IPVC has previously invested in the Company), at the same valuation and upon the same terms and conditions as contained in the Third Party Offer. If IPVC does not match the Third Party Offer within such 45-day period, then the Company shall be entitled to accept the Third Party Offer. Upon the Company's closing of the Third Party Offer, IPVC shall return to the Company the Commitment Stock and the Swap Stock, and the Company shall return to IPVC the Swap Stock Preferred Warrant. In any case if, on March 31, 2004, IPVC has not met its Investment Commitment (has not invested an additional $4.5 million in the Company), IPVC shall return to the Company the Commitment Stock and the Swap Stock, and the Company shall return to IPVC the Swap Stock Preferred Warrant.

If, following December 31, 2003 through and including March 31, 2004, IPVC has not invested an additional $4.5 million in the Company and the Company receives a Third Party Offer, then the Company shall provide written notice to IPVC of its receipt of the Third Party Offer and a summary of the material terms thereof. IPVC shall then have a first right for 15 days to invest in the Company the same amount (net of the $500,000 loan amount and any other amounts that IPVC has previously invested in the Company), at the same valuation and upon the same terms and conditions as contained in the Third Party Offer. If IPVC does not match the Third Party Offer within such 15-day period, then the Company shall be entitled to accept the Third Party Offer.